Exhibit 10.3

     2024

MAREX GROUP PLC

and

[NAME OF INDEMNIFIED PERSON]

DEED OF INDEMNITY

Herbert Smith Freehills LLP

THIS DEED is made on     2024

BETWEEN:

(1)

MAREX GROUP PLC, a company incorporated under the laws of England and Wales and registered under company number 05613060, whose registered office is at 155 Bishopsgate, London EC2M 3TQ (the “Company”); and

(2)	[name] of [address] (the “Indemnified Person”),

each a “Party” and together the “Parties”.

RECITALS

(A)	The Company intends to undertake an initial public offering (“IPO”) of its ordinary shares and for the ordinary shares of the Company to be admitted to trading on the Nasdaq Global Select Market.

IT IS AGREED as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Deed each of the following words and expressions shall have the following meanings unless expressly stated otherwise:

“Applicable Law” means any relevant legal or regulatory restriction which in any way limits or defines the scope of an indemnity or funding obligation which may be given by the Company in respect of the matters contained in this Deed;

“Application For Relief” means an application made by the Indemnified Person to the court under section 661(3), section 661(4) or section 1157 of the Companies Act;

“Associated Company” has the meaning given in section 256 of the Companies Act;

“Board” means the board of directors of the Company;

“Business Day” means a day, other than a Saturday or Sunday, on which banks are open for general business in London and New York;

“Claim” has the meaning set out in sub-clause 3.1;

“Companies Act” means the Companies Act 2006 as amended from time to time;

“D&O Insurance” means Directors’ and Officers’ Liability Insurance;

“Final” in relation to any conviction, judgment or refusal of relief, has the meaning given in section 234(5) of the Companies Act;

“Funding Obligation” has the meaning set out in sub-clause 3.2;

“Group Company” means a parent undertaking or subsidiary undertaking of the Company, or any subsidiary undertaking of any parent undertaking of the Company (and parent undertaking and subsidiary undertaking shall have the meanings given in section 1162 of the Companies Act); and

“Liability” has the meaning set out in sub-clause 3.1.

1.2	Interpretation

In this Deed, except where the context otherwise requires:

1.2.1	a reference to a time of day is to London time;

1.2.2	a reference to a day (including within the defined term “Business Day”) means a period of 24 hours ending at midnight;

1.2.3	any period of time is calculated exclusive of the day from which the time period is expressed to run or the day upon which the event occurs which causes the period to start running;

1.2.4	a reference to a statute or statutory provision is a reference to it as amended, extended, re-enacted, incorporated or reproduced from time to time and to any subordinate legislation made under it;

1.2.5

the words and phrases “includes”, “including”, “in particular” (or any terms of similar effect) shall not be construed as implying any limitation and general words shall not be given a restrictive meaning because they are preceded or followed by particular examples; and

1.2.6	a reference to the termination of this Agreement includes a reference to its expiry by effluxion of time.

2.	D&O INSURANCE

2.1

The Company shall purchase and maintain D&O Insurance to insure the Indemnified Person (and, in the event of the Indemnified Person’s death, the Indemnified Person’s estate) in respect of the Indemnified Person’s appointment as a director or officer of the Company and any Associated Company during the period of the Indemnified Person’s appointment and for at least six years thereafter, to the extent that such insurance can be obtained at such cost and on such terms as the Board considers to be reasonable having regard to the resources of the Company and the prevailing market conditions for D&O Insurance.

2.2

The Company shall not be in breach of its obligations under this Clause 2 where its inability to purchase and maintain D&O Insurance to insure the Indemnified Person is attributable to a failure by the Indemnified Person to comply with the Indemnified Person’s obligations to any insurer or any failure to meet or comply with a condition of the coverage of the D&O Insurance is attributable to acts or omissions of the Indemnified Person.

2.3

The Company shall ensure that on request the Indemnified Person is provided with a copy, or summary of the terms, of the Company’s D&O Insurance policy from time to time, to the extent it relates to the Indemnified Person.

2.4

In the event that the Company is unable to obtain D&O Insurance at reasonable cost or at all, the Company will in good faith consider alternative options to provide appropriate assurance to the Indemnified Persons during the period in which the Company does not have D&O Insurance in place, including without limitation the establishment of a trust by the Board for the benefit of the Indemnified Person managed by the Board or an independent third party.

3.	INDEMNITY AND FUNDING

3.1	The Company agrees to indemnify the Indemnified Person in respect of:

3.1.1	all charges, losses, liabilities and damages; and

3.1.2	all costs and expenses, including those referred to in sub-clause 3.2,

(including any direct, indirect or consequential losses and all interest, taxes and legal costs (calculated on a full indemnity basis) and all other professional costs and expenses) (each a “Liability”) arising out of any investigation, demand, claim, action or proceeding (whether in relation to civil or criminal proceedings or in connection with regulatory actions or investigations), brought or threatened against the Indemnified Person in any jurisdiction for negligence, default, breach of duty, breach of trust or otherwise, or relating to any Application for Relief, in respect of the Indemnified Person’s acts or omissions whilst in the course of acting or purporting to act as a director or officer of the Company or of any Associated Company or which otherwise arises by virtue of the Indemnified Person holding or having held such a position (a “Claim”) to the fullest extent permitted by law and without prejudice to any other indemnity to which the Indemnified Person may otherwise be entitled.

3.2

Without prejudice to the generality of sub-clause 3.1, the Company shall, subject to the production of documentation reasonably satisfactory to the Company, provide the Indemnified Person with funds to meet such costs and expenditure incurred or to be incurred by the Indemnified Person which the Board considers to be reasonable in nature and amount in defending (or in the case of an Application for Relief, making) any Claim (the “Funding Obligation”). Any funds provided under this clause 3.2 shall:

3.2.1	be requested from the Company in writing by the Indemnified Person;

3.2.2	not be subject to accrual of interest on any amount of the funds; and

3.2.3	not be subject to repayment of any amount of the funds by the Indemnified Person except as stated in sub-clause 4.1.5.

3.3

The indemnity in this Clause 3 is enduring and continues for the benefit of the Indemnified Person notwithstanding that he or she may cease to be a director, officer or employee of the Company or any Associated Company (as the case may be) and applies, for the avoidance of doubt, in respect of acts or omissions (and the Indemnified Person’s position as a director or officer of the Company) both before and after the execution of this Deed.

4.	EXCLUSIONS AND LIMITATIONS

4.1	Clause 3 is subject always to the following exclusions and limitations:

4.1.1

it will not apply to any Claim or Liability to the extent prohibited by the Companies Act, or, in the case of an Associated Company which is not subject to the Companies Act, to the extent that it would have been prohibited by the Companies Act had the Companies Act applied to it;

4.1.2

it will not apply to the extent that full recovery of amounts paid by or owed to or by the Indemnified Person is actually received by or on behalf of the Indemnified Person under any policy of insurance;

4.1.3	it will not apply to any Liability incurred by the Indemnified Person to the Company or any Associated Company;

4.1.4

it will not apply to any fines imposed on the Indemnified Person in criminal proceedings or sums payable by the Indemnified Person to a regulatory authority by way of a penalty in respect of non-compliance with any requirement of a regulatory nature (howsoever arising); and

4.1.5

the Indemnified Person will not be entitled to be indemnified under Clause 3 and shall repay to the Company any amount paid by the Company under the Funding Obligation or otherwise under this Deed in respect of legal or other expenses or any other Liability incurred by the Indemnified Person in defending, or in connection with, the Claim (including for the avoidance of doubt, any amount paid pursuant to sub-clause 7.2):

(A)	in respect of any Claim brought by the Company or any Associated Company, in the event that judgment is given against the Indemnified Person in relation to that Claim;

(B)

in respect of any Claim which the Board in its absolute discretion determines as arising out of the Indemnified Person’s fraud or wilful default or which a court of competent jurisdiction has determined as arising out of the Indemnified Person’s fraud, wilful default, recklessness or gross negligence;

(C)	in respect of any criminal proceedings brought against the Indemnified Person, in the event that the Indemnified Person is convicted; or

(D)	in respect of any Application for Relief brought by the Indemnified Person, in the event that the court refuses to grant the relief applied for,

and any such repayment must be made no later than the date on which the relevant judgment, conviction or refusal becomes Final or, in the case of paragraph (B), the date which is 30 Business Days after the date on which the Board or court determination is made; save that, in the case of a determination by the Board under paragraph (B), if a judgment of a court of competent determining that the Liability did not arise from the fraud or wilful default of the Indemnified Person becomes

Final, the Indemnified Person may request payment of such amount, together with any costs incurred by the Indemnified Person in connection with any claim for the purposes of establishing that the Liability did not so arise, from the Company and the Company shall, subject to the provisions of Clause 3.2, pay such amount to the Indemnified Person.

5.	NOTIFICATIONS AND CO-OPERATION

5.1	Without prejudice to Clause 3, the Indemnified Person shall (unless, and to the extent, waived by the Company at its sole discretion):

5.1.1	give notice to the Company as soon as reasonably practicable after becoming aware of any Claim or any circumstance that may reasonably be expected to give rise to a Liability under this Deed;

5.1.2

as soon as reasonably practicable after a request from the Company provide the Company with written details of the Liability incurred by him or her, providing such level of detail, and evidence, of the Liability as may reasonably be requested by the Company;

5.1.3

not take or omit to take any action which the Indemnified Person should reasonably be aware would prejudice the Company’s ability to recover the loss in respect of the Claim or Liability under any applicable policy of insurance maintained by the Company;

5.1.4

take all steps and carry out all actions reasonably required to recover under any applicable policy of insurance and, if applicable, assist the Company in taking all steps and carrying out all actions reasonably required to obtain such recovery;

5.1.5

except where the Claim is brought by the Company or an Associated Company, forward a copy of every letter, claim or other document reasonably relevant to such a Claim or Liability to the Company as soon as reasonably practicable after receipt;

5.1.6

except where the Claim is brought by the Company or an Associated Company and save as required by law, not make, or permit to be made on his or her behalf, any admission, compromise, release, waiver, offer or payment relating to the Claim or Liability or take any other action reasonably likely to prejudice the ability to defend such a Claim, in each case without the prior written consent of the Company which shall not be unreasonably delayed; and

5.1.7

except where the Claim is brought by the Company or an Associated Company and subject to applicable law and regulation, give full co-operation and provide such information as the Company may reasonably require, and do everything that the Company may reasonably request to enable the Company to exercise its rights under sub-clause 6.1 or be subrogated to the extent of any payment under this Deed.

6.	CONDUCT OF CLAIMS

6.1

Except where the Claim is brought by the Company or an Associated Company, the Company or the Associated Company (as the case may be) may, with the prior written consent of the Indemnified Person, take over and conduct in the Indemnified Person’s name the defence or settlement of any Claim or to prosecute in the Indemnified Person’s name for his or her own benefit any proceedings relating to a Claim. In the event that the Company does not take over and conduct the Indemnified Person’s defence or settlement of any Claim, the Company shall pay for the Indemnified Person’s separate legal counsel in connection with such Claim in accordance with the terms of this Deed.

6.2

Except where the Claim is brought by the Company or an Associated Company, if the Company or Associated Company (as the case may be) exercises its rights under sub-clause 6.1 to take over and conduct the Indemnified Person’s defence or settlement of any Claim, the Company shall:

6.2.1

consult with the Indemnified Person in relation to the conduct of the Claim or proceedings on aspects of the Claim or proceedings materially relevant to the Indemnified Person and keep the Indemnified Person reasonably informed of material developments in the Claim or proceedings, provided that the Company or Associated Company shall be under no obligation to provide any information the provision of which is reasonably likely to adversely affect the Company’s or Associated Company’s ability to claim in respect of the relevant loss under any applicable policy of insurance;

6.2.2

take into account the Indemnified Person’s reasonable requests related to the Claim or proceedings (including any settlement) on issues which may be reasonably likely to result in material damage to the Indemnified Person’s reputation; and

6.2.3

have full discretion in the conduct or settlement of any Claim or proceedings relating to such Claim, save that the Company shall not settle any Claim which contains an admission of liability by the Indemnified Person or imposes a penalty on the Indemnified Person without the prior consent of the Indemnified Person (not to be unreasonably withheld or delayed).

7.	PAYMENTS

7.1

The Company shall, in the event that a payment is made to the Indemnified Person under this Deed in respect of a particular Liability, be entitled to recover from the Indemnified Person an amount equal to any payment actually received by the Indemnified Person under any policy of insurance or from any other third party source to the extent that such payment relates to the Liability, or if such payment received by the Indemnified Person is greater than the payment made under this Deed, a sum equal to the payment made under this Deed. The Indemnified Person shall pay over such sum reasonably promptly (but in any event not later than 30 Business Days) upon the Company’s request.

7.2

The Company shall pay such amount to the Indemnified Person as shall after the payment of any tax thereon leave the Indemnified Person with sufficient funds to meet any Liability to which this Deed applies. For the avoidance of doubt, when calculating the amount of any such tax the amount of any tax deductions, credits or reliefs which are or may be available to the Indemnified Person in respect of the relevant payment under this Deed received by the Indemnified Person or any payment made by the Indemnified Person to a third party in respect of the relevant Liability is to be taken into account. In the event that any amount is paid to the Indemnified Person under this Deed but a tax deduction, credit or relief is (or becomes) available to the Indemnified Person in respect of the relevant payment under this Deed, or in respect of any payment made by the Indemnified Person to a third party in respect of the relevant Liability, which was not taken into account in calculating the amount payable in respect of the relevant payment under this Deed, the Indemnified Person shall make a payment to the Company of such an amount as is equal to the benefit of such deduction, credit or relief which was not taken into account.

8.	DISCLOSURE

8.1

The Indemnified Person acknowledges that particulars of this Deed will or may have to be disclosed in connection with the IPO and in the report and accounts of the Company and of each Associated Company and that copies of this Deed will or may have to be provided for inspection by members of the Company and every Associated Company and the Director hereby consents to such disclosure and production.

9.	NOTICES

9.1

A notice (including any approval, consent or other communication) given in connection with this Deed and the documents referred to in it must be in writing and must be given by one or more of the following methods:

9.1.1	by hand (including by courier or process server) to the address of the addressee;

9.1.2	by pre-paid first class post or airmail if posted to or from a place outside the United Kingdom to the address of the addressee; or

9.1.3	by email to the email address specified for that addressee,

being the address or email address which is specified in Clause 9.3 in relation to the Party or Parties to whom the notice is addressed, and marked for the attention of the person so specified, or to such other address, or marked for the attention of such other person, as the relevant Party may from time to time specify by notice given to all of the other Parties in accordance with this Clause.

9.2

Any notice given by email must also be given by one of the other methods in Clause 9.1 as soon as reasonably practicable after, and, in any event, within one Business Day of, giving that notice, and in that case notice will be treated as having been given at the earliest time at which notice is deemed to have been given pursuant to Clause 9.4 taking into account all of the methods used.

9.3	The relevant address, email address and specified details for each of the Parties at the date of this Deed is as follows:

Company

Address:	155 Bishopsgate, London EC2M 3TQ, United Kingdom

Email:	xxxxxxxx@xxxxx

For the attention of:	Company Secretary

Indemnified Person

Address:	[●]

Email:	[●]

For the attention of:	[●]

9.4	Subject to Clause 9.5 below, a notice is deemed to be received:

9.4.1	in the case of a notice given by hand (including by courier or process server), at the time when the notice is left at the relevant address;

9.4.2	in the case of a notice given by posted letter, on the second day after posting or, if posted from a place outside the United Kingdom, the tenth day after posting; and

9.4.3

in the case of a notice given by email, eight hours after the time at which the email is sent (in the time zone of the recipient’s postal address in Clause 9.3) to the email address specified for that Party in Clause 9.3, provided that the sender does not within that eight hour period receive a delivery failure or delay notification in respect of the email address.

9.5

A notice received or deemed to be received in accordance with Clause 9.4 on a day which is not a Business Day, or after 5 p.m. on any Business Day, shall be deemed to be received on the next following Business Day.

10.	ENTIRE AGREEMENT

10.1

This Deed constitutes the entire agreement between the Company and the Indemnified Person in respect of the Company’s indemnification of the Indemnified Person. It supersedes and expressly terminates with immediate effect all prior arrangements between the Company and the Indemnified Person whether written or oral which in any way purport to indemnify the Indemnified Person in his or her capacity as a director or officer of the Company.

11.	MISCELLANEOUS

Conflicts

11.1	In so far as the provisions of this Deed conflict with any of the provisions of any Applicable Law, the provisions of the Applicable Law shall take precedence.

11.2

This Deed does not modify or waive any of the duties which the Indemnified Person owes as a director, officer or employee as a matter of law or under the rules of any relevant stock exchange or other regulatory body.

Termination

11.3

The Company shall be entitled to terminate this Deed in its absolute discretion on giving not less than 12 months’ notice in writing to the Indemnified Person at any time following the expiry or termination of the Indemnified Person’s appointment or employment as a director or officer of the Company or an Associated Company, upon expiry of which this Deed shall automatically terminate and the rights and obligations under this Deed shall cease save in respect to any claims or liabilities which have arisen or relate to the period prior to the date of termination or those which are expressly stated in this Deed to survive the termination of the appointment or engagement of the Indemnified Person. Nothing in this Clause 11.3 shall affect the right of the Company or the Indemnified Person to claim under any D&O Insurance policy maintained by the Company that may be in place from time to time.

Assignment

11.4	The Company may at any time assign all or part of the benefit of, or its rights and benefits under, this Deed to any Associated Company.

11.5

The Indemnified Person shall not assign, or purport to assign, all or any part of the benefit of, or his or her rights and benefits under, this Deed (although this shall not prevent all or any part of the benefit of, or his or her rights or benefits under, this Deed passing to the estate of the Indemnified Person).

Third Party Rights

11.6

Other than the rights of Associated Companies pursuant to Clause 6, no term of this Deed is enforceable under the Contracts (Rights of Third Parties) Act 1999 by a person who is not a party to this Deed.

11.7

Any term of this Deed may be amended or waived without the consent of any person who is not a party to this Deed (other than, in the event of the Indemnified Person’s death, the Indemnified Person’s estate).

Variation and waiver

11.8

No variation of this Deed shall be effective unless it is in writing (which for this purpose, does not include email) and signed by or on behalf of each of the Parties. The expression “variation” includes any variation, amendment, supplement, deletion or replacement, however effective.

11.9

No waiver of any right or remedy provided by this Deed or by law shall be effective unless it is in writing (which for this purpose, does not include email) and signed by, or on behalf of, the Party granting it.

11.10	The failure to exercise, or delay in exercising, any right or remedy provided by this Deed or by law does not:

11.10.1	constitute a waiver of that right or remedy;

11.10.2	restrict any further exercise of that right or remedy;

11.10.3	affect any other rights or remedies.

11.11	A single or partial exercise of any right or remedy shall not prevent any further or other exercise of that right or remedy or the exercise of any other right or remedy.

Counterparts

11.12

This Deed may be executed in any number of counterparts and by each Party on separate counterparts, each of which when executed and delivered shall be an original, but all the counterparts shall together constitute one and the same instrument.

No set off

11.13

The Parties shall pay all amounts due under this Deed in full without any set-off or counterclaim, deduction or withholding, except as expressly provided in this Deed or to the extent required by any Applicable Law or in respect of any admitted credit or over-payment.

Severance

11.14

If any provision or part of any provision of this Deed is or becomes invalid or unenforceable in any respect under the law of any relevant jurisdiction, such invalidity or unenforceability shall not affect:

11.14.1	the validity or enforceability in that jurisdiction of any other provision of this Deed; or

11.14.2	the validity or enforceability under the law of any other jurisdiction of that or any other provision of this Deed.

11.15

If any provision of this Deed is or becomes invalid or unenforceable in any respect under the law of any jurisdiction, but would be valid and enforceable if some part of the provision were deleted, the provision in question shall apply in respect of such jurisdiction with such deletion as may be necessary to make it valid and enforceable.

Governing law and dispute resolution

11.16

This Deed and any dispute or claim arising out of or in connection with it or its subject matter, existence, negotiation, validity, termination or enforceability (including non-contractual disputes or claims) shall be governed by and construed in accordance with English law.

11.17

Each Party irrevocably agrees for the benefit of the Company that the Courts of England shall have exclusive jurisdiction in relation to any dispute or claim arising out of or in connection with this Deed or its subject matter, existence, negotiation, validity, termination or enforceability (including non-contractual disputes or claims).

This Deed of Indemnity has been executed as a deed and is delivered on the date shown above.

EXECUTED as a DEED by	)
MAREX GROUP PLC acting by	)
[●]	)
	)	(Signature of director)
)
and
)
[●]	)
	)	(Signature of secretary)

EXECUTED as a DEED by	)
)
[name]	)
in the presence of	)	(Signature of director)
)
Signature of witness

Name of witness
(in BLOCK CAPITALS)

Address of witness